Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made August 22, 2011 by and between Valassis Communications, Inc. (the “Corporation”) and Alan F. Schultz (the “Consultant”).

WHEREAS, the Corporation and the Consultant are parties to the Employment Agreement, as amended from time to time (the “Employment Agreement”); and

WHEREAS, the Consultant has been previously designated by the Corporation’s Compensation/Stock Option Committee as an eligible executive under Section 2.1 of the Valassis Communications, Inc. Supplemental Benefit Plan (the “SERP”)(the Employment Agreement and the SERP collectively referred to hereafter as the “Previous Agreements”); and

WHEREAS, the Corporation and the Consultant desire to enter into a consulting arrangement effective as set forth below after the retirement of the Consultant from the Corporation on December 31, 2011;

NOW THEREFORE, in consideration of the above recitals, the parties hereto agree as set forth below.

1.	Term: The term of this Agreement shall be three (3) years commencing on January 1, 2012 (the “Consulting Period”) and ending on January 1, 2015, so long as Consultant was employed under his Employment Agreement on December 31, 2011.

2.	Termination: In the event of termination of this Agreement pursuant to this Section, Consultant shall no longer receive any of the compensation specified under Section 5 of this Agreement that has not been provided as of the date of termination.

a.	By Its Term: The Agreement shall terminate at the expiration of the Consulting Period.

b.	By the Corporation for Cause: The Agreement may be terminated by the Corporation for Cause. For purposes of this Agreement, “Cause” shall mean (i) the conviction of the Consultant for the commission of a felony, (ii) action by the Consultant involving willful malfeasance or gross negligence or failure to act by the Consultant involving material nonfeasance, which, at the time of such willful malfeasance or gross negligence or material nonfeasance, has a materially adverse effect on the Corporation, or (iii) repeated material violations by the Consultant of the Consultant’s duties hereunder (other than as a result of incapacity or due to Disability) which violations are not remedied in a reasonable period of time after receipt of written notice from the Corporation specifying such violation(s).

c.	Death or Disability: The Agreement shall terminate automatically upon the Consultant’s death or Disability during the Consulting Period. For purposes of this Agreement, “Disability” shall mean absence by the Consultant from the Consultant’s duties to the Corporation under this Agreement for a period of at least 90 days during any 12 month period as a result of incapacity due to mental or physical illness.

d.	By the Consultant: The Agreement may be terminated at any time by Consultant with 90 days advanced written notice to the Corporation.

3.	Services: Consultant shall provide a minimum of six (6) days per month in consulting services to the Corporation. Consultant may be asked to provide more or less consulting services at the discretion of the Board of Directors and/or the Chief Executive Officer; however, at no time shall Consultant be expected to work full-time for a period longer than three (3) consecutive months. It is mutually understood and agreed that Consultant shall not be considered an employee, agent or partner of the Corporation and neither Party shall have any authority to bind the other in any respect.

4.	Valassis Board of Directors Service: In the event the Consultant is appointed or elected to the Board of Directors of the Corporation, such appointment or election (a) shall have no impact on the Agreement, and (b) Consultant agrees to forego any Board remuneration during the term of the Agreement.

5.	Compensation: In consideration for entering into this Agreement and performing pursuant to its terms, the Consultant shall receive the following compensation from the Corporation during the Consulting Period:

a.	Annual grant of 25,000 restricted shares of Corporation stock pursuant to the 2008 Omnibus Incentive Compensation Plan (or any successor plan) with a one year restriction (the “Restricted Stock Grants”). The annual grants shall be on January 1, 2012, January 1, 2013 and January 1, 2014. The Restricted Stock Grants will not be eligible for the Corporation’s Rule of 75 pertaining to stock based compensation.

b.	Annual incentive opportunity of a maximum of $500,000 based on achievement of pre-determined financial targets for the Corporation. The targets shall be determined by the Board of Directors on an annual basis prior to the start of the relevant calendar year, and shall be the same incentive targets used for the Executives of the Corporation for the executive bonus programs. Funding of the incentive opportunity shall be as follows:

% of Target Achieved	Payout % of Target Incentive
70%	50%
80%	67%
90%	85%
100%	100%

c.	Use of private aircraft for Corporation business, and continued personal usage of any corporate aircraft (or its equivalent) during the Consulting Period consistent with the Chief Executive Officer’s rights for such usage under the Corporate Aircraft Policy in effect at the date of this Agreement.

d.	Corporation provided automobile equivalent to the automobile provided pursuant to the Corporation’s policy for the Chief Executive Officer as of the date of this Agreement.

e.	Full-time secretarial support at a level consistent with such support as of the date of this Agreement.

6.	Expenses: The Corporation agrees to reimburse the Consultant for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder in accordance with the policies established from time to time by the Corporation. The Consultant shall account to the Corporation for such expenses. Further, the Corporation shall supply the Consultant with a Blackberry and/or comparable devices pursuant to the Corporation’s policy then in effect for senior executives and shall pay all related charges.

7.	Confidentiality: In addition to any confidentiality obligations set forth in the Previous Agreements, the Consultant shall keep confidential for the benefit of the Corporation all secret, confidential information, knowledge or data relating to the Corporation or any affiliated companies which shall have been obtained by Consultant during the Consulting Period and which shall not have been or nor or hereafter have become public knowledge (other than by acts by the Consultant in violation of this Agreement). During the Consulting Period, and for a period of five (5) years thereafter, the Consultant shall not, without the prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it.

8.	Taxes: Any tax implications arising out of this Agreement shall be the sole responsibility of the impacted party.

9.	Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to conflicts of law rules. Any dispute or claim arising out of or in connection with this Agreement shall be adjudicated in the State of Michigan.

10.	Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior oral and written understandings between the parties. However, the Agreement shall have no impact on the Previous Agreements. Any modifications to this Agreement must be in a writing signed by the parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

11.	Assignment. Neither party may assign this Agreement without the prior express written permission of the other party, except that consent of the other party shall not be required for assignment or transfer made (a) by operation of law, (b) to an entity that acquires substantially all of the party’s stock, assets or business, or (c) to a related entity (e.g., parent or subsidiary of parent).

12.	Notice. Any notices required hereunder shall be in writing and shall be given to the parties by hand, by nationally recognized overnight courier service or by express, registered or certified mail, postage prepaid, return receipt requested to the locations identified below; provided, that, any notice may be given by e-mail to the designated e-mail address or by fax to the designated fax number so long as a signed written confirmation is received at the designated street address promptly thereafter. Notices shall be deemed to have been given upon actual receipt thereof. Either party may change its notice address by written notice to the other.

If to Valassis:	Valassis Communications Inc.
19975 Victor Parkway
Livonia, Michigan 48152 USA
Attention: General Counsel

Email: wiseleyt@Valassis.com
Facsimile: 734-591-4460

If to Consultant:	To the address on file with the Corporation’s Accounts Payable department

IN WITNESS WHEREOF, the Consultant and the Corporation have caused this Agreement to be executed as of the day and year first above written.

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Todd L. Wiseley
Name: Todd L. Wiseley, Esq.
Title: Secretary

/s/ Alan F. Schultz
Alan F. Schultz, Consultant

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